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Exhibit 99

                                                                 PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2015


Red Bank, N.J. August 14, 2015 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2015 which appear below compared with the third quarter of fiscal 2014. Total royalties received reflect the impact of accounting adjustments from prior periods as well as the inclusion of sulfur royalty payments by the operating companies.
                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2015   Ended 7/31/2014      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $3,459,645         $4,462,842       - 22.48%
Net Income                    $3,312,307         $4,287,987       - 22.75%
Distributions per Unit          $0.36              $0.46          - 21.74%

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2015 and 2014. Further details will be available in the Trust's quarterly report on Form 10-Q which will be available through the SEC or on the Trust's website, www.neort.com, on or about August 28, 2015.

                                Factors Determining Gas Royalties Payable
                                -----------------------------------------
                         2nd Calendar Qtr.   2nd Calendar Qtr.   Percentage
                          Ended 6/30/2015     Ended 6/30/2014      Change
                         ----------------    ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               7.382             7.738           -  4.60%
Gas Prices (Ecents/Kwh)(2)      2.0017            2.3661           - 15.40%
Average Exchange Rate (3)       1.1113            1.3577           - 18.15%
Gas Royalties                 $1,884,107        $2,855,047         - 34.01%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 22.591            24.194           -  6.63%
Gas Prices (Ecents/Kwh)         2.0401            2.4367           - 16.28%
Average Exchange Rate           1.1159            1.3577           - 17.81%
Gas Royalties                 $796,230          $1,287,867         - 38.17%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers

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Trust expenses for the third quarter of fiscal 2015 decreased 16.67%, or
$29,932, to $149,586 in comparison to $179,518 for the third quarter of fiscal 2014. The decrease was due to lower Trustee fees as specified in the Trust Agreement and reduced legal expenses, both domestic and German, following the resolution in 2014 of negotiations concerning a gas pricing proposal by EMPG.

                              Nine Months        Nine Months      Percentage
                            Ended 7/31/2015    Ended 7/31/2014      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $10,140,493        $15,104,824      - 32.87%
Net Income                    $ 9,483,718        $14,386,796      - 34.08%
Distributions per Unit           $1.04              $1.56         - 33.33%


The previously declared distribution of 36 cents per unit will be paid on August 26, 2015 to owners of record as of August 14, 2015. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.